Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF THEDIRECTORY.COM, INC.

Pursuant to the applicable provisions of the Utah Business Corporations Act, the undersigned Corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation by stating the following:

On November 13, 2014, there were 4,929,462,636 shares of common stock and 640,000 shares of Series A Convertible Preferred Stock outstanding and entitled to be voted. Each share of Series A Convertible Preferred Stock is entitled to 10,000 votes. The amendment was approved by the majority shareholder who voted all of his 640,000 shares of Series A Convertible Preferred Stock, representing 56.5% of the issued and outstanding voting stock of the Corporation at the time of the vote in favor of the amendment by written consent. No shares were voted against the amendment. The number of votes cast for the amendment was sufficient for the approval of the amendment.

The following amendment to its Amended and Restated Articles of Incorporation were adopted by the shareholders of the Corporation on November 13, 2014, pending the required waiting period as per Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, in the manner prescribed by Utah law.

Subsection A of Article FIFTH is amended as follows:

“FIFTH: A. “The total number of shares of all classes of stock which the Corporation shall have authority to issue is Thirty Billion, One Million, Two Hundred Thousand (30,001,200,000), consisting of Thirty Billion (30,000,000,000) shares of common stock, par value one-tenth of one cent ($0.001) per share (the “Common Stock”) and One Million, Two Hundred Thousand (1,200,000) shares of preferred stock, par value one-tenth of one cent ($0.001) per share (the “Preferred Stock”).”

I, THE UNDERSIGNED, being the Chairman of the Board of Directors of the Corporation, for the purpose of adopting these Articles of Amendment to our Amended and Restated Articles of Incorporation, do certify that the facts herein are true, and accordingly, have set my hand and seal this 22nd day of December, 2014.

Attest:

THEDIRECTORY.COM, INC.

By: /s/ Scott Gallagher

Name: Scott Gallagher

Title: President, Chairman of the Board of Directors, and Secretary